Exhibit 99.1

Contact:	NeoPharm, Inc.	Investor contact:
	Larry Kenyon	Janet Dally
	CFO	MontRidge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM ADOPTS STOCKHOLDER RIGHTS PLAN

LAKE FOREST, IL, JULY 1, 2003 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that its board of directors has adopted a Stockholder Rights Plan.  Under the plan, NeoPharm will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on July 28, 2003.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the Company without offering a fair and adequate price and terms to all of NeoPharm’s stockholders.  The plan was not adopted in response to any specific offer to acquire the Company.

Each right will initially entitle stockholders to purchase a fractional share of NeoPharm’s preferred stock for $112.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of NeoPharm’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by NeoPharm for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of NeoPharm or shares of the third party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a broad portfolio of compounds in various stages of development.  Additional information about NeoPharm and recent news releases can be obtained by visiting NeoPharm’s Website at:  www.neophrm.com.